Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Visa Inc.:

We consent to the use of our report dated November 20, 2014, with respect to the consolidated balance sheets of Visa Inc. and subsidiaries as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2014, and the effectiveness of internal control over financial reporting as of September 30, 2014, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

January 30, 2015